Exhibit 10.5 to
Form 10-Q

                                      MCA
    UNIVERSAL CITY STUDIOS, INC., 100 UNIVERSAL CITY PLAZA, UNIVERSAL CITY,
                                CALIFORNIA 91608







as of July 10, 1996
Armyan Bernstein, Chairman
BEACON PICTURES
c/o Warner-Hollywood Studios
1041 N. Formosa Avenue
Hollywood, CA 90046

Dear Armyan:

      This letter sets forth the basic terms of the agreement reached between Universal Pictures, a division of Universal City Studios, Inc. ("Universal"), and Beacon Pictures ("Beacon"), with respect to the acquisition by Universal of exclusive distribution rights to all theatrical motion pictures produced by Beacon.

1.    TERM: Five (5) years commencing on September 1, 1996 ("Term").

2. PICTURES: Beacon will deliver to Universal and Universal will accept up to twenty (20) theatrical motion pictures during the Term (individually "Picture" and collectively "Pictures"), but Universal will not be obligated to accept delivery of more than four (4) Pictures per year, and each Picture must conform to Universal's customary production specifications (including, without limitation, MPAA rating, running time, cover shots for television and other versions, compliance with laws, timely delivery and delivery requirements). With respect to running time requirements, each Picture must have a running time of not less than ninety (90) minutes and not more than one hundred twenty (120) minutes (exclusive of main and end titles); provided, however, that not more than once per year Universal will consider increasing the running time for a Picture directed by a director who has previously been accorded final cutting rights by a major studio, and on an occasional basis during the Term, Universal will consider Beacon's request to increase a Picture's running time due to the Picture's scope and/or subject matter. Universal will only be obligated to accept Pictures which commence principal photography during the Term; provided, however, that in no event will Universal be obligated to accept a Picture which is delivered more than one (1) year after the conclusion of the Term. Attached hereto as Exhibit "1" is a list of theatrical motion pictures (for which the distribution rights for the Territory [as defined below] are owned or controlled by a third party) which shall be deemed excluded from this agreement.
3. PRODUCER SERVICES: Armyan Bernstein must actually and actively render producing services on each Picture (it being acknowledged that the parties contemplate Beacon delivering four (4) Pictures per year to Universal, each of which will be produced by Mr. Bernstein), and must receive appropriate producer or executive producer in connection with each Picture. If at any time, for any reason, Mr. Bernstein ceases or fails to render producer services on a Picture, or becomes incapable of rendering producer services on future pictures, or is no longer an employee or principal of Beacon, Universal shall have the right in its sole discretion to terminate this agreement.

4. DISTRIBUTION TERRITORY: United States, Canada and their respective territories and possessions (including without limitation, Guam, American Samoa, U.S. Virgin Islands, British Virgin Islands, Netherland Antilles, West Indies, Saipan, Bahamas Islands, Bermuda and Puerto Rico) ("Territory"). The Territory shall include, without limitation, any and all military and diplomatic installations or facilities, common carriers, (e.g. airlines, ships at sea, trains, etc.), industrial installations (e.g. drilling platforms, oil rigs, construction sites, company theaters etc.), educational institutions, libraries, prisons, museums and churches flying the flag of any nation within the Territory (regardless of where situated) or located in any nation within the Territory, and catalog rental companies shipping from a fulfillment site within the Territory. Beacon agrees to advise all licensees of distribution rights outside the Territory of the specific territories which have been licensed to Universal hereunder as part of the Territory.

5. DISTRIBUTION TERM: For each Picture, a minimum of two (2) full television syndication cycles (based on Universal's customary sequential pattern of release), extendible for such period as is necessary for Universal to recoup the Advance (see Paragraph 10. below) with respect to the Picture, but not to exceed twenty-one (21) years from the theatrical release of each Picture.

6. DISTRIBUTION RIGHTS: The sole and exclusive motion picture, television, video, allied and ancillary distribution rights (including, without limitation, the publishing, derivative distribution and commercial tie-up rights) in and to the Pictures, during the Distribution Term, in the Territory, subject to the Reserved Rights (see Paragraph 7. below) ("Distribution Rights"). The rights granted to Universal include the right to exploit the Pictures on hotel pay-per-view services (excluding hotels serviced by the "On Command" service [see Paragraph 7.d. below]).

7.    RESERVED RIGHTS:

      a. Soundtrack Album: Beacon will retain all soundtrack album rights in the Pictures; provided, however, that MCA Records will be accorded a right of first refusal to distribute the soundtrack album for each Picture, in the


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            Territory,  during the Term, and in such other  territories in which
            Beacon desires to distribute a soundtrack album. If MCA Records distributes the soundtrack album, the revenues derived therefrom will be accounted for separately.

      b. Music Publishing: Beacon will retain all music publishing rights in the Pictures; provided, however, that MCA's music publishing company will administer such rights for each Picture in the Territory, during the Term, for which it will receive administrative fee. All revenue derived from the exploitation of music publishing rights will be paid to Beacon, on a separate accounting basis, after the deduction of (i) the administrative fee, (ii) all out-of-pocket costs and expenses and (iii) all third party royalties. The parties agree to negotiate in good faith an appropriate advance of music publishing revenue.

      c. Merchandising: Beacon will retain all merchandising rights in the Pictures; provided, however, that Universal's merchandising affiliate will administer such rights for each Picture in the Territory, during the Term, for which it will receive administrative fee. All revenue derived from the exploitation of merchandising rights will be paid to Beacon, on a separate accounting basis, after the deduction of (i) the administrative fee, (ii) all out-of-pocket costs and expenses and (iii) all third party royalties.

      d. Hotels Utilizing On Command Pay-Per-View Service: Beacon will retain the right to exploit the Pictures in hotel rooms in the Territory utilizing the On Command pay-per-view service. Upon execution of this agreement, Beacon will provide Universal with a list of the hotel rooms serviced by On Command. Beacon's gross proceeds from the exercise of such rights shall be included in calculating (i) the escalation of Universal's Non-Video Distribution Fee under Paragraph 12.b and (ii) Beacon's Non-Video Participation (as defined in Paragraph 13.) from which Universal may be entitled to recoup the Advance (as defined in Paragraph 13.)


8. OVERHEAD/DEVELOPMENT CONTRIBUTION: Beacon will receive during each year of the Term, payable monthly in arrears, as an overhead/development contribution ("Overhead
      Contribution"). The Overhead Contribution will be recoupable by Universal during each year of the Term as a distribution expense
        If during any
      year of the Term Beacon does not deliver four (4) Pictures, the unrecouped portion of the Overhead Contribution will be reallocated to Pictures delivered in subsequent years; provided, however, that such reallocation shall not exceed an additional .



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9.    CONCEPT APPROVAL: As a condition precedent to Universal's
      obligation to accept delivery of a Picture hereunder, Beacon agrees to obtain Universal's approval of the concept of each theatrical motion picture project ("Project") Beacon contemplates producing during the Term ("Concept Approval"). To obtain Concept Approval, at such time as Beacon chooses in its sole discretion, Beacon agrees to submit to the Motion Picture Group Chairman (presently Casey Silver) or his designee, the concept of the Project, plus any additional material information about the project then known. Universal agrees to approve or disapprove the Project based on the information provided within . If Universal disapproves, Beacon will have the right to offer the Project to another distributor. If the concept as presented to Universal materially changes, Beacon will resubmit the Project to Universal for Concept Approval.


10. ADVANCE: Upon delivery to Universal of a Picture which meets the production specifications and delivery requirements set forth in Paragraph 2. above, Universal will advance to Beacon an amount equal to . The actual amount advanced to Beacon for each Picture plus interest thereon at is hereinafter referred to as "the Advance". The budget for each Picture hereunder may not include a producing fee for Beacon in excess of . Notwithstanding the foregoing, if prior to the commencement of principal photography, Beacon provides Universal with evidence that a Picture is bonded and has adequate insurance coverage, Beacon may elect to have Universal cash flow such Picture up to the amount of the Advance (exclusive of interest), in lieu of paying the Advance upon acceptance of delivery of the Picture. If Universal does not cash flow the Picture, the actual production cost of the Picture may include interest at a rate not to exceed Universal's (or MCA's) then applicable internal rate of borrowing. With respect to Pictures for which the total
      "all-in" direct cost budget exceeds the parties will negotiate in good faith an appropriate adjustment of the Advance.

11. BEACON PARTICIPATION: With respect to each Picture, Beacon will receive all proceeds from the exercise by Universal of the Distribution Rights after the deduction by Universal of (i) the applicable distribution fee (see Paragraph 12. below), (ii) customary distribution expenses (including, without limitation, marketing, manufacturing and distribution expenses with respect to home video), and subject further to Universal's recoupment of the Advance (see Paragraph 13. below). In calculating customary
      distribution expenses, Universal agrees                         .




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      At Beacon's  request,  Universal  will act as the  paymaster for all third party participations which will be deducted as a distribution expense (non-video and video on a fully cross-collateralized basis) from the proceeds payable to Beacon. In addition, as an accommodation to Beacon, Universal will advance all guild residuals due, and will deduct all residuals advanced from the proceeds payable to Beacon as a distribution expense (on a non-cross-collateralized basis). Universal will provide appropriate documentation to the applicable guild or labor union.

12.   DISTRIBUTION FEES:
      for all media (including home video distribution) escalating as follows:

      a. Video Distribution Fee: The distribution fee for home video will escalate the applicable Picture.

      b. Non-Video Distribution Fee: The distribution fee for all other media will escalate the applicable Picture.


13.   RECOUPMENT OF ADVANCE: In connection with each Picture, the
      Advance will be deemed initially an advance against Beacon's participation in the proceeds

      If Universal determines based on internal projections (calculated in a manner consistent with generally accepted accounting principles) that the Advance will not be fully recouped from , Universal will be entitled to recoup the Advance from Beacon's participation in as follows:


      a. Universal will be entitled to establish appropriate reserves from Beacon's which will be used to enable Universal to recoup the Advance, such reserves to be subject to liquidation on a periodic basis.

      b. Solely for purposes of determining whether Universal can to recoup the Advance, will be re-calculated without the deduction of the distribution fee or interest on the Advance.


      c.    Universal will be entitled to recoup the Advance from


      d. Universal will not be entitled to recoup the Advance or its distribution expenses from one Picture from Beacon's on any other Picture hereunder.

      e. Beacon will be entitled to review the documentation upon which Universal's projections are based at such time Universal determines (if ever) that a reserve should be established, and thereafter at reasonable times and intervals.


14. CONSULTATION: Beacon will consult with Universal with respect to all material creative and production matters, including, without limitation, screenplay, budget, director, principal cast, production schedule, filming location, post-production schedule, and delivery date.



     Universal will consult fully and in good faith with Beacon with respect to all material marketing and distribution matters, including, without limitation, the advertising/publicity campaign, marketing budget and release pattern for the initial theatrical and home video release of each Picture in the Territory. Universal agrees that each Picture will have a print and advertising budget comparable to that expended by Universal, on a non-discriminatory basis, for comparable pictures that are fully financed by Universal, and in an amount sufficient to qualify for Universal's output arrangements. Universal will also consult with Beacon with respect to television syndication arrangements and the initial sale of the home video units for each Picture (i.e. rental vs. sell through).

15. CREDIT: In addition to the producer credit which must be accorded to Armyan Bernstein pursuant to Paragraph 3. above, Beacon will be accorded a presentation credit (including logo credit) on screen and in paid advertising in connection with each Picture accepted for delivery by Universal, whenever and wherever Universal's credit (including logo credit) appears. All other credits will be accorded by Beacon in its sole discretion subject to guild requirements and Universal's customary credit policies.

16. KEY ART: Beacon will be accorded free access to all available key art and related advertising material (including trailer materials) created by Universal for use by Beacon in connection with the exploitation of the Pictures outside the Territory.


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17.   REMAKES AND  SEQUELS:  If Beacon  intends to produce a remake or sequel of any Picture for release in the Territory after the expiration of Term, Beacon will accord Universal a right of first negotiation/last refusal to acquire Distribution Rights in the Territory to each such remake or sequel.

18. COPYRIGHT: As between Universal and Beacon, Beacon will be the sole and exclusive owner of the copyright in the Pictures.

19. MUSIC: Universal and Beacon will discuss in good faith the possibility of establishing a co-venture to exploit the soundtrack album and music publishing rights in the Pictures, but unless and until such co-venture is established (as to which no commitment has been made by Universal), the provisions of Paragraphs 7.a. and b. will govern the soundtrack album and music publishing rights, respectively, in the Pictures.

20. PRESS RELEASE: Universal and Beacon will mutually approve all press and publicity releases with respect to this agreement.

      Since  this   letter  will  serve  as  our   agreement   until  long  form
documentation is prepared, please acknowledge your agreement to the foregoing by signing where indicated below.

                                   Sincerely,

                        Universal Pictures, a division of
                          Universal City Studios, Inc.



                               By:/s/ John Gumpert
                               Its:Executive Vice President


AGREED TO AND ACCEPTED:

BEACON PICTURES


By: /s/ B. Armyan Bernstein
Its: Chairman